Exhibit 10.5
[FORM RESTRICTED SHARE RETENTION AWARD AGREEMENT]
FORWARD AIR CORPORATION
NOTICE OF GRANT OF RESTRICTED SHARES

The Participant has been granted an award (the “Award”) of _______ restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the Common Stock of Forward Air Corporation, a Tennessee corporation (the “Company”), pursuant to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”) and the Employee Restricted Share Agreement attached hereto (the “Agreement”), as follows:

Participant:	_________________	Employee ID:	______
Grant Date:	_________________	Grant No.:	________________
Number of Award Shares:	______________, subject to adjustment as provided by the Plan.
Vesting Schedule:
All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, one hundred percent (100%) of the Award Shares will vest and become nonforfeitable on ________________.
The Award Agreement provides additional details regarding vesting of the Award Shares.

Recoupment Policy:	The Award shall be subject to the terms and conditions of such policy on the recoupment of incentive compensation as shall be adopted by the Company to implement the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

    By their signatures below, the Company and the Participant agree that the Award is governed by this Notice of Grant of Restricted Shares and by the provisions of the Plan and the Agreement, both of which are made a part of this document. The Participant acknowledges receipt of a copy of the Plan, the Agreement and the prospectus for the Plan, represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of its terms and conditions.

FORWARD AIR CORPORATION                PARTICIPANT

By: ______________________________
                            Signature

Its:______________________________
                            Date

ATTACHMENT: Employee Restricted Share Agreement

Exhibit 10.5
FORWARD AIR CORPORATION
EMPLOYEE RESTRICTED SHARE AGREEMENT

Forward Air Corporation, a Tennessee corporation (the “Company”), has granted to the Participant named in the Notice of Grant of Restricted Shares (the “Grant Notice”) to which this Employee Restricted Share Agreement (the “Agreement”) is attached an Award consisting of Award Shares subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.

1.    Terminology. Unless otherwise defined herein, including within the Glossary at the end of this Agreement, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

2.    Vesting.

(a)    All of the Award Shares are nonvested and forfeitable as of the Grant Date.

(b)    So long as your Service with the Company is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the Award Shares will vest and become nonforfeitable on the dates set forth on the Grant Notice.

(c)    If you die while in the Service of the Company or your Service terminates by reason of Disability, all of the Award Shares will become vested and nonforfeitable as of your death or such termination of employment.

(d)    Unless otherwise determined by the Administrator or as specified herein, none of the Award Shares will become vested and nonforfeitable after your Service with the Company ceases.

(e)    If a Change in Control occurs, the vesting and forfeitability of the Award Shares shall not be altered or accelerated solely as a result of such occurrence unless otherwise determined by the Administrator in its discretion, and the Award Shares shall be assumed or an equivalent award shall be substituted by the successor corporation to the Company or a parent or subsidiary of such successor corporation (each such assumed or equivalent award, a “Substitute Award”). In the event that you suffer an Involuntary Termination coincident with or within 24 months following the occurrence of a Change in Control, the Award Shares or Substitute Award, to the extent not previously vested nor earlier forfeited, shall become fully vested and nonforfeitable as of the date of such Involuntary Termination. If a Substitute Award is not issued or the Award Shares assumed in connection with the Change in Control, as determined in the discretion of the Administrator, then the Administrator shall provide for full vesting and lapse of restrictions on the Award Shares immediately before the effective time of the Change in Control.

3.    Termination of Employment or Service.

    (a)    Unless otherwise determined by the Administrator or as specified herein, if your Service with the Company ceases for any reason other than death or Disability, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration.

    (b)    You acknowledge and agree that upon the forfeiture of any unvested Award Shares in accordance with Section 3(a), (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, the forfeited Award Shares shall automatically, without further act, terminate and (ii) the forfeited Award Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the forfeited Award Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Common Stock of the Company is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the forfeited Award Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

4.    Restrictions on Transfer.

(a)    Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.
    (b)    Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 4(a) of this Agreement shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5.    Stock Certificates. You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company or an escrow agent appointed by the Administrator will hold in escrow the share certificates for safekeeping, or the Company may otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable. Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. All regular cash dividends on the Award Shares held by the Company will be paid directly to you on the dividend payment date. As soon as practicable after vesting of an Award Share, the Company will continue to retain the Award Share in uncertificated book entry form but remove the restrictions on transfer on its books with respect to that Award Share. Alternatively, upon your request, the Company will deliver a share certificate to you or deliver a share electronically or in certificate form to your designated broker on your behalf, for the vested Award Share.

6.    Tax Election and Tax Withholding.

(a)    You hereby agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the grant or vesting of the Award Shares. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld. If you do not make such payment when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Administrator for such payment have been made.

(b)    You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award.

You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

7.    Adjustments for Corporate Transactions and Other Events.

(a)    Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event. Fractional shares that result from such adjustments shall be eliminated. Adjustments under this Section 7 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b)    Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8.    Federal Excise Tax Under Section 4999 of the Code.

(a)    Excess Parachute Payment. In the event that any acceleration of vesting of the Award Shares and any other payment or benefit received or to be received by you would subject you to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, you may elect, in your sole discretion before the consummation of the Change in Control transaction, to reduce the amount of any acceleration of vesting called for by this Agreement in order to avoid such characterization.

(b)    Determination by Independent Accountants. To aid you in making any election called for under Section 8(a), no later than ten (10) days before the anticipated date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to you as described in Section 8(a) (an “Event”), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). Unless the Company and you otherwise agree in writing, the Accountants shall determine and report to the Company and you within three (3) days before the date of the Event the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to you. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code and make reasonable assumptions and projections needed to make their required determination. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 8(b).

9.    Recoupment. Notwithstanding anything to the contrary in this Agreement, the Award Shares (including any income, capital gains, proceeds realized or other economic benefit actually or constructively received by you upon the receipt or vesting of the Award Shares, and your sale or other disposition of the Award Shares) shall be subject to recovery under any clawback, recovery or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s existing Recoupment Policy, as amended from time to time or any successor thereto, and any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, the rules and regulations of the U.S.

Securities and Exchange Commission, or the requirements of any national securities exchange on which the Company’s Common Stock may be listed. By accepting the Award Shares, you expressly acknowledge and agree that the Award Shares are subject to the terms of the foregoing policies, whether retroactively or prospectively adopted, and agree to cooperate fully with the Administrator to facilitate the recovery of any Award Shares or proceeds realized from your sale or other disposition of the Award Shares that the Administrator determines in its sole discretion is required or entitled to be recovered pursuant to the terms of such policies.

10.    Retention. Notwithstanding anything to the contrary in this Agreement, you acknowledge and agree that the terms and conditions of the Company’s existing Executive Stock Ownership and Retention Guideline, as amended from time to time or any successor thereto (the “Ownership Guideline”), are incorporated by reference into this Agreement and shall apply to your Award Shares if you on the Grant Date are or subsequently become an employee who is subject to the Ownership Guideline.

11.    Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

12.    Rights as Stockholder. Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

13.    The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.    Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

15.    Electronic Delivery of Documents.

(a)    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, electronic delivery at the e-mail address, if any, provided for you by the Company or any Affiliate, or upon deposit in the U.S. Post Office, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed as applicable to your last known address or the address of the principal executive office of the Company, in care of its General Counsel, or at such other address as such party may designate in writing from time to time to the other party.

(b)    Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan prospectus, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to you electronically. In addition, you may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(c)    Consent to Electronic Delivery. You acknowledge that you have read Section 15(b) of this Agreement and consent to the electronic delivery of the Plan documents and Grant Notice, as described in Section 15(b). You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing. Requests should be made to the Secretary of the Company at 1915 Snapps Ferry Road, Bldg. N, Greeneville, TN 37745 (Telephone: (423) 636 7000). You may revoke your consent to the electronic delivery of documents described in Section 15(b) or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents described in Section 15(b).

16.    Entire Agreement. This Agreement, inclusive of the Grant Notice and the Plan, contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

17.    Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

18.    Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Conflicts between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

19.    Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Tennessee, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include Greeneville, Tennessee, and you hereby agree and submit to the personal jurisdiction and venue thereof.

20.    Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

21.    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Glossary begins on next page}

GLOSSARY

(a)    “Administrator” means the Compensation Committee of the Board of Directors of Forward Air Corporation, or such other committee(s) or officer(s) duly appointed by such Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by such Board or the Compensation Committee; provided, however, that at any time the Board of Directors of Forward Air Corporation may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated.

(b)    “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Forward Air Corporation or any successor to Forward Air Corporation. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.
(c)    “Cause” means any one or more of the following, as determined by the Administrator or its delegate in its sole discretion, which determination will be conclusive: (i) any act or omission by you which, if convicted by a court of law, would constitute a felony or a crime of moral turpitude; (ii) your dishonesty or material violation of standards of integrity in the course of fulfilling his or her employment duties to the Company or any Affiliate; (iii) your insubordination or a material violation of a material written policy of the Company or any Affiliate, violation of which would be grounds for dismissal under applicable Company policy; (iv) your willful, repeated failure to perform your employment duties (provided that such duties are ethical and proper under applicable law) in any material respect, after reasonable written notice of such failure and an opportunity to correct it under a circumstance where the conduct constituting “Cause” is reasonably open to a cure (for instance, where the conduct does not involve a violation of trust or otherwise adversely affect the relationship between you and the Company on a going-forward basis), and the period to correct shall be established by the Administrator; (v) any act or omission materially adverse to the interest of the Company or any Affiliate, or reasonably likely to result in material harm to the Company or any Affiliate; (vi) your failure to comply in any material respect with the Company’s Code of Business Conduct and Ethics or Insider Trading Policy, or willful, repeated failure to comply in any material respect with the Company’s Executive Stock Ownership and Retention Guidelines, if applicable; or (vii) failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any rules or regulations thereunder, or any similar, applicable statute, regulation or legal requirement.

(d)    “Change in Control” shall have the meaning ascribed thereto in the Plan.

(e)    “Company” means Forward Air Corporation and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Forward Air Corporation.

(f)    “Disability” means that you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until your death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which you participate and which conditions the right to receive benefits under such program on your being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until your death or result in death. The Administrator shall have sole authority to determine whether you have suffered a Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of your condition.

(g)    “Executive Severance Plan” means the Company’s Executive Severance and Change in Control Plan or any successor plan thereto.

(h)    “Involuntary Termination” means your termination of Service with the Company or its successor provided that the termination is either (a) initiated by the Company or a parent or subsidiary of the Company, or a successor to any such entity for a reason other than Disability, death, Retirement or for Cause, or (b) initiated by you for Good Reason, as defined under the Executive Severance Plan with respect to a termination of employment following a Change Date, as defined in the Executive Severance Plan, and provided that you are a participant in the Executive Severance Plan at the time of such Involuntary Termination.

(i)    “Retirement” means your termination of Service with the Company and its Affiliates on or after attainment of age 65.

(j)    “Service” means your employment with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Forward Air Corporation or an Affiliate of Forward Air Corporation.

(k)    “You”; “Your”. You means the recipient of the Award Shares as reflected in the Grant Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

{End of Agreement}